UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 27, 2025

Conagra Brands, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7275	47-0248710
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

222 W. Merchandise Mart Plaza,
Suite 1300
Chicago, Illinois		60654
(Address of principal executive offices)		(Zip Code)

(312) 549-5000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $5.00 par value	CAG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Material Definitive Agreement.

On June 27, 2025 (the “Closing Date”), Conagra Brands, Inc. (the “Company”) entered into a Third Amended and Restated Revolving Credit Agreement (the “Revolving Credit Agreement”) with Bank of America, N.A. (“Bank of America”), as administrative agent and a lender, and the other lenders party thereto, providing for a revolving credit facility in a maximum aggregate principal amount outstanding at any one time of $2.0 billion.

The revolving credit facility provided for under the Revolving Credit Agreement replaces the Company’s prior revolving credit facility by amending and restating that certain Second Amended and Restated Revolving Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date, the “Prior Revolving Credit Agreement”), dated as of August 26, 2022, among the Company, Bank of America, as administrative agent and a lender, and the other financial institutions party thereto as lenders. The maturity date of the Prior Revolving Credit Agreement was August 26, 2027. No borrowings were outstanding under the Prior Revolving Credit Agreement on the Closing Date.

The revolving credit facility provided for under the Revolving Credit Agreement matures on June 27, 2030, and is unsecured. The term of the Revolving Credit Agreement may be extended for an additional one-year or two-year period from the then applicable maturity date on an annual basis.

Loans under the revolving credit facility will bear interest at, at the Company’s election, either (a) the sum of Term SOFR, plus a percentage spread (ranging from 0.805% per annum to 1.30% per annum) based on the Company’s senior unsecured long-term indebtedness ratings or (b) the sum of (i) Base Rate, described in the Revolving Credit Agreement as the greatest of (1) Bank of America’s prime rate, (2) the federal funds rate plus 0.50% and (3) one-month Term SOFR plus 1.00%, plus (ii) a percentage spread (ranging from 0.0% per annum to 0.30% per annum) based on the Company’s senior unsecured long-term indebtedness ratings.

The Company has agreed to pay a facility fee, payable quarterly, at rates that range from 0.07% per annum to 0.20% per annum (based on the Company’s senior unsecured long-term debt ratings), and customary administrative agent fees and fees in respect of letters of credit.

The Revolving Credit Agreement contains customary affirmative and negative covenants for unsecured investment grade credit facilities of this type and financial covenants requiring compliance with a maximum net leverage ratio and a minimum interest coverage ratio.

The Revolving Credit Agreement contains events of default customary for unsecured investment grade credit facilities with corresponding grace periods. If an event of default occurs and is continuing, the lenders may terminate and/or suspend their obligations to make loans and issue letters of credit under the Revolving Credit Agreement and/or accelerate amounts due under the Revolving Credit Agreement and exercise other rights and remedies. In the case of certain events of default related to insolvency and receivership, the commitments of the lenders will be automatically terminated and all outstanding obligations of the Company will become immediately due and payable.

Certain of the lenders under the Revolving Credit Agreement (and their respective subsidiaries or affiliates) have in the past provided, are currently providing or may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, trust, leasing services, foreign exchange and other advisory services to, or engage in transactions with, the Company and its subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries or affiliates, for such services.

A copy of the Revolving Credit Agreement is filed as Exhibit 10.1 hereto. The foregoing description of the Revolving Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Revolving Credit Agreement, which is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description contained under Item 1.01 above is hereby incorporated by reference in its entirety into this Item 2.03.

Item 9.01Financial Statements and Exhibits.

Exhibit No.	Description

10.1

Third Amended and Restated Revolving Credit Agreement, dated June 27, 2025, by and among Conagra Brands, Inc., Bank of America, N.A., as administrative agent and a lender, and the other lenders party thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONAGRA BRANDS, INC.

By:	/s/ Carey Bartell
Name:	Carey Bartell
Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: June 30, 2025